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                                                                     EXHIBIT 11


ClinTrials Research Inc.
Computation of Earnings per Common and Common Equivalent Share
(in thousands, except for earnings per share)

                                                                  Three Months Ended
                                                                       March 31,
                                                                 1996            1997
                                                               --------       ---------
Net income                                                     $  1,113       $     748
                                                               ========       =========
Average shares outstanding                                       13,251          17,867
Net effect of dilutive stock options - based on treasury
stock method using average market price                             527             405
                                                               --------       ---------
Weighted average shares                                          13,778          18,272
                                                               ========       =========
Earnings per common and common equivalent share                $   0.08       $    0.04
                                                               ========       =========



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